CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$1,500,000	$106.95

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $107,783.01 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3ASR (No. 333-130051) filed by JPMorgan Chase & Co. on December 1, 2005, and have been carried forward, of which $106.95 offset against the registration fee due for this offering and of which $107,676.06 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement no. 443 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 159-A-I dated January 7, 2009	Registration Statement No. 333-155535 Dated February 4, 2010 Rule 424(b)(2)

Structured Investments	$1,500,000 6.9375% (equivalent to 9.25% per annum) Reverse Exchangeable Notes due November 9, 2010 Linked to Five Equally Weighted Reference Stocks

General

  The notes are designed for investors who seek a higher interest rate than the current dividend yields on the Reference Stocks (including one American Depositary Share, or ADS) or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation in any Reference Stock, be willing to accept the risks of owning equities in general and the Reference Stocks in particular, and be willing to lose some or all of their principal at maturity.
  The notes will pay 6.9375% (equivalent to 9.25% per annum) interest over the term of the notes. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on whether the closing price of each Reference Stock has declined from its Initial Share Price by more than its Protection Amount on any day during the Monitoring Period and, if so, on whether the Final Share Price of any such Reference Stock has declined from its Initial Share Price, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing November 9, 2010*
  Payment at maturity with respect to each Reference Stock for each $1,000 principal amount note will be either a cash payment of $1,000 x the applicable Stock Weighting (or $200) or delivery of shares of the Reference Stock (or, at our election, the Cash Value thereof), together with any accrued and unpaid interest, as described below.
  Minimum denominations of $1,000 and integral multiples thereof
  The notes priced on February 4, 2010 and are expected to settle on or about February 9, 2010.

Key Terms

Reference Stocks:

The common stocks of Celgene Corporation, ConocoPhillips, Dell Inc., and U.S. Bancorp and the ADS, representing two shares of the common stock, no par value, of Toyota Motor Corporation, which we refer to as the Toyota ADS (each a “Reference Stock,” and together, the “Reference Stocks”)

Interest Rate:	6.9375% during the term of the notes (equivalent to 9.25% per annum), paid monthly and calculated on a 30/360 basis
Protection Amounts:

For each Reference Stock, an amount that represents 30% of the Initial Share Price, subject to adjustments. Please see “The Reference Stocks — Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts” in this pricing supplement for the Protection Amount for each Reference Stock.

Pricing Date:	February 4, 2010
Settlement Date:	On or about February 9, 2010
Observation Date:	November 4, 2010*
Maturity Date:	November 9, 2010*
CUSIP:	48124AGY7
Interest Payment Dates:

Interest on the notes will be payable monthly in arrears on the 9th calendar day of each month (each such date, an “Interest Payment Date”), commencing March 9, 2010, to and including the Maturity Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.

Payment at Maturity:

The payment at maturity, in excess of any accrued and unpaid interest, is based on the performance of each Reference Stock. At maturity you will receive per $1,000 principal amount note, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, a payment consisting of the following:

(i) with respect to each Reference Stock, if on each day during the Monitoring Period the closing price of such Reference Stock has not declined, as compared to its Initial Share Price, by more than its Protection Amount, a cash payment equal to $1,000 x Stock Weighting of such Reference Stock, and
(ii) with respect to each Reference Stock, if on any day during the Monitoring Period the closing price of such Reference Stock has declined, as compared to its Initial Share Price, by more than its Protection Amount:
(1) if the Final Share Price of such Reference Stock is equal to or greater than its Initial Share Price, a cash payment equal to $1,000 x Stock Weighting of such Reference Stock; or
(2) if the Final Share Price of such Reference Stock is less than its Initial Share Price, the number of shares of such Reference Stock equal to the Physical Delivery Amount for such Reference Stock (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. The market value of such Physical Delivery Amount for a Reference Stock or the Cash Value thereof will most likely be substantially less than $200 and may be zero.
Monitoring Period:	The period from the Pricing Date to and including the Observation Date
Stock Weighting:	For each Reference Stock, 20%
Physical Delivery Amount:

For each Reference Stock, the number of shares of such Reference Stock, per $1,000 principal amount note, equal to (1) $1,000 x the Stock Weighting of such Reference Stock divided by (2) the Initial Share Price of such Reference Stock, subject to adjustments

Cash Value:

For each Reference Stock, the amount in cash equal to (1) $1,000 x the Stock Weighting of such Reference Stock divided by (2) the Initial Share Price of such Reference Stock, and multiplied by (3) the Final Share Price of such Reference Stock, subject to adjustments. Please see “The Reference Stocks — Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts” in this pricing supplement for the Physical Delivery Amount for each Reference Stock.

Initial Share Price:

For each Reference Stock, the closing price of such Reference Stock on February 4, 2010. The Initial Share Price of a Reference Stock is subject to adjustments in certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes – Anti-Dilution Adjustments” in the accompanying product supplement no. 159-A-I for further information about these adjustments. Please see “The Reference Stocks — Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts” in this pricing supplement for the Initial Share Price for each Reference Stock.

Final Share Price:	For each Reference Stock, the closing price of the Reference Stock on the Observation Date.
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 159-A-I.

Investing in the Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 159-A-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$22.50	$977.50

Total	$1,500,000	$33,750	$1,466,250

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $22.50 per $1,000 principal amount note and will use a portion of that commission to pay selling concessions to other dealers of $7.50 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize in consideration for assuming risks inherent in hedging our obligations under the notes. The concessions of $7.50 per $1,000 principal amount note include concessions allowed to selling dealers and concessions allowed to any arranging dealer. See “Plan of Distribution” beginning on page PS-37 of the accompanying product supplement no. 159-A-I.

The agent for this offering, JPMSI, is an affiliate of ours. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

February 4, 2010

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 159-A-I dated January 7, 2009. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 159-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 159-A-I dated January 7, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209000073/e34043_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay 6.9375% (equivalent to 9.25% per annum) interest over the term of the notes, which we believe is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of 6.9375% (equivalent to 9.25% per annum) over the term of the notes. Interest will be payable monthly in arrears on the 9th calendar day of each month (each such date, an “Interest Payment Date”), commencing March 9, 2010, to and including the Maturity Date, to the holders of record at the close of business on the date 15 calendar days prior to the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — Your return of principal at maturity is protected so long as the closing price of each Reference Stock does not decline, as compared to its Initial Share Price, by more than its Protection Amount on any day during the Monitoring Period or the Final Share Price of each Reference Stock does not decline from its Initial Share Price. However, if the closing price of any Reference Stock on any day during the Monitoring Period has declined by more than its Protection Amount and the Final Share Price of any such Reference Stock declines from its Initial Share Price, you could lose some or all of the principal amount of your notes.
  TAX TREATMENT AS A UNIT COMPRISING PUT OPTIONS AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 159-A-I. We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat each note for U.S. federal income tax purposes as a unit comprising (i) five Put Options written by you to us, each with respect to $200 worth (at the Initial Share Price) of one of the five Reference Stocks, and each struck “at the money,” and (ii) a Deposit. We intend to treat approximately 7.46% of each coupon payment as interest on the Deposit and approximately 17.03%, 14.78%, 23.56%, 17.78% and 19.39% as the Put Premiums for the respective Put Options on Celgene Corporation, ConocoPhillips, Dell Inc., Toyota Motor Corporation and U.S. Bancorp. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income while the Put Premiums will not be taken into account prior to maturity or sale. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in December 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-1

similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the timing and character of income or loss (including whether the Put Premiums might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes among the Deposit and the Put Options.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 159-A-I dated January 7, 2009.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The payment at maturity will be based on whether the closing price of any Reference Stock has declined from its Initial Share Price by more than its Protection Amount on any day during the Monitoring Period and, if so, whether the Final Share Price of any such Reference Stock has declined from its Initial Share Price. Under certain circumstances, you will receive at maturity, with respect to a Reference Stock, a predetermined number of shares of such Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of such Reference Stock or the Cash Value thereof will be less than $200 and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.
  THE PROTECTION AMOUNT FOR ANY REFERENCE STOCK MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing price of a Reference Stock declines below its Initial Share Price minus its Protection Amount, you will be exposed to the depreciation in such Reference Stock proportionally to its Stock Weighting. We refer to this feature as a contingent buffer. Under these circumstances, and if, for such Reference Stock, the Final Share Price is less than the Initial Share Price, you will receive at maturity, with respect to such Reference Stock, a predetermined number of shares of such Reference Stock (or, at our election, the Cash Value thereof) and, consequently, you will lose some of the principal amount of your investment. You will be subject to this potential loss of principal even if the closing price of such Reference Stock subsequently recovers such that its Final Share Price is above its Initial Share Price minus its Protection Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received at maturity, with respect to such Reference Stock, $200. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any Interest Payment Date, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-2

  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE STOCKS — Unless the closing price of any Reference Stock has declined, as compared to its Initial Share Price, by more than its Protection Amount on any day during the Monitoring Period and the Final Share Price of any such Reference Stock has declined from its Initial Share Price, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Reference Stocks, which may be significant.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stocks during the term of the notes.
  CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — Price movements in the Reference Stocks may or may not be correlated with each other. Even at a time when most of the Reference Stocks are experiencing positive performance, negative performance of at least one of the other Reference Stocks could cause you to receive less than the principal amount of your notes at maturity. Moreover, performances of the Reference Stocks may become highly correlated from time to time during the term of the notes, including a period in which there is a substantial decline in a particular sector or sectors represented by some or all of the Reference Stocks. High correlation during periods of negative price performance among some or all of the Reference Stocks could similarly cause you to receive less than the principal amount of your notes at maturity.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights or dividend payments. In addition, the Reference Stock issuers will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stocks and the notes.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the Reference Stock issuers. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement or in product supplement no. 159-A-I. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. For example, if the Toyota ADS is delisted or no longer admitted to trading on a U.S. securities exchange or if the applicable ADS facility is terminated, the calculation agent will determine whether to select, and if it determines to do so, will select a successor Reference Stock without consideration for the interests of investors. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF ADSs OF TOYOTA MOTOR CORPORATION AND THE RIGHTS OF HOLDERS OF THE COMMON STOCK OF TOYOTA MOTOR CORPORATION — Because the notes are linked, in part, to the performance of an ADS representing two shares of the common stock of Toyota Motor Corporation, you should be aware that your note is linked, in part, to the price of the ADSs and not the common stock of Toyota Motor Corporation, which we refer to as the Underlying Stock. There are important differences between the rights of holders of ADSs and holders of the Underlying Stock. Each ADS is a security evidenced by American Depositary Receipts that represents two shares of the Underlying Stock. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, Toyota Motor Corporation, and holders of the ADSs, which may be different from the rights of holders of the Underlying Stock. For example, Toyota Motor Corporation may make distributions in respect of the Underlying Stock that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and holders of the Underlying Stock may be significant and may materially and adversely affect the value of the notes linked, in part, to the Toyota ADS.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-3

  HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to the Reference Stocks from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.
  RISKS ASSOCIATED WITH NON-U.S. SECURITIES — An investment in the notes linked, in part, to the value of ADSs representing interests in non-U.S. equity securities, such as Toyota Motor Corporation, which are issued by a Japanese issuer, involves risks associated with the home country of the issuer of the non-U.S. equity securities. The Toyota Motor Corporation ADS, which is quoted and traded in U.S. dollars on the New York Stock Exchange, may trade differently from the Underlying Stock, which is quoted and traded in Japanese Yen on the Tokyo Stock Exchange. Non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home country of Toyota Motor Corporation, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of such country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.
  THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the Toyota ADS is quoted and traded in U.S. dollars on the New York Stock Exchange and the Underlying Stock is quoted and traded in Japanese Yen on the Tokyo Stock Exchange, fluctuations in the exchange rate between the euro and the U.S. dollar will likely affect the relative value of the Toyota ADS in the two different currencies and, as a result, will likely affect the market price of the Toyota ADS trading on the New York Stock Exchange. These trading differences and currency exchange risk may affect the market value of the notes, whether the closing price of the Toyota ADS will fall below its Protection Amount on any trading day during the Monitoring Period and whether its Final Share Price will be greater than, equal to or less than its Initial Share Price. The euro has been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate of the euro and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes. The exchange rate between the euro and the U.S. dollar is the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Japan and the United States, including economic and political developments in other countries.
  Of particular importance to potential currency exchange risk are:
    existing and expected rates of inflation;
    existing and expected interest rate levels;
    the balance of payments in Japan and the United States and between each country and its major trading partners; and
    the extent of governmental surplus or deficit in Japan.
  All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by Japan, the United States and those of other countries important to international trade and finance.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stocks and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 159-A-I.

Supplemental Plan of Distribution (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMSI, the agent for this offering. The net proceeds received from the sale of the notes will be used, in part, by JPMSI or one of its affiliates in connection with hedging our obligation under the notes. In accordance with NASD Rule 2720, JPMSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the investor.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-4

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stocks” beginning on page PS-17 of the accompanying product supplement no. 159-A-I for more information.

Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts

The table below sets forth the five issuers of the Reference Stocks, as well as the Stock Weighting and the ticker symbol for each Reference Stock and the U.S. exchange on which each Reference Stock is currently listed.

The table below also indicates the Initial Share Price, the Protection Amount and the Physical Delivery Amount for each Reference Stock, in each case subject to adjustments.

Ticker Symbol	Issuer	Exchange	Stock Weighting	Initial Share Price	Protection Amount	Physical Delivery Amount

CELG	Celgene Corporation	NASDAQ	20%	$55.83	$16.749	3.5823
COP	ConocoPhillips	NYSE	20%	$48.16	$14.448	4.1528
DELL	Dell Inc.	NASDAQ	20%	$13.01	$3.903	15.3728
TM	Toyota Motor Corporation (ADS)	NYSE	20%	$71.78	$21.534	2.7863
USB	U.S. Bancorp	NYSE	20%	$23.65	$7.095	8.4567

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-5

Celgene Corporation (“Celgene”)

According to its publicly available filings with the SEC, Celgene is a global integrated biopharmaceutical company primarily engaged in the discovery, development and commercialization of therapies designed to treat cancer and immune-inflammatory related diseases. The common stock of Celgene, par value $0.01 per share is listed on the NASDAQ Global Select Market, which we refer to as the Relevant Exchange for purposes of Celgene in the accompanying product supplement no. 159-A-I. Celgene’s SEC file number is 000-16132.

Historical Information of the Common Stock of Celgene

The following graph sets forth the historical performance of the common stock of Celgene based on the weekly closing price (in U.S. dollars) of the common stock of Celgene from January 7, 2005 through January 29, 2010. The closing price of the common stock of Celgene on February 4, 2010 was $55.83. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of the common stock of Celgene, the price of the common stock of Celgene has experienced significant fluctuations. The historical performance of the common stock of Celgene should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Celgene during the term of the notes. We cannot give you assurance that the performance of the common stock of Celgene will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Celgene will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Celgene.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-6

ConocoPhillips

According to its publicly available filings with the SEC, ConocoPhillips is an international, integrated energy company. The common stock of ConocoPhillips, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of ConocoPhillips in the accompanying product supplement no. 159-A-I. ConocoPhillips’s SEC file number is 001-32395.

Historical Information of the Common Stock of ConocoPhillips

The following graph sets forth the historical performance of the common stock of ConocoPhillips based on the weekly closing price (in U.S. dollars) of the common stock of ConocoPhillips from January 7, 2005 through January 29, 2010. The closing price of the common stock of ConocoPhillips on February 4, 2010 was $48.16. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of the common stock of ConocoPhillips, the price of the common stock of ConocoPhillips has experienced significant fluctuations. The historical performance of the common stock of ConocoPhillips should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of ConocoPhillips during the term of the notes. We cannot give you assurance that the performance of the common stock of ConocoPhillips will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that ConocoPhillips will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of ConocoPhillips.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-7

Dell Inc. (“Dell”)

According to its publicly available filings with the SEC, Dell is a technology company that offers a broad range of products, including mobility products, desktop PCs, software and peripherals, servers and networking, services and storage products. The common stock of Dell, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Dell in the accompanying product supplement no. 159-A-I. Dell’s SEC file number is 000-17017.

Historical Information of the Common Stock of Dell

The following graph sets forth the historical performance of the common stock of Dell based on the weekly closing price (in U.S. dollars) of the common stock of Dell from January 7, 2005 through January 29, 2010. The closing price of the common stock of Dell on February 4, 2010 was $13.01. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of the common stock of Dell, the price of the common stock of Dell has experienced significant fluctuations. The historical performance of the common stock of Dell should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Dell during the term of the notes. We cannot give you assurance that the performance of the common stock of Dell will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Dell will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Dell.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-8

Toyota Motor Corporation (“Toyota”)

According to its publicly available filings with the SEC, Toyota, a Japanese company, primarily conducts business in the automotive industry. The ADS, representing two shares of the common stock of Toyota, no par value (which we refer to as the “Toyota ADS”), is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for the purposes of Toyota in the accompanying product supplement no. 159-A-I. Toyota’s SEC file number is 001-14948.

Historical Information of the Toyota ADS

The following graph sets forth the historical performance of the Toyota ADS based on the weekly closing price (in U.S. dollars) of the Toyota ADS from January 7, 2005 through January 29, 2010. The closing price of the Toyota ADS on February 4, 2010 was $71.78.

Since the commencement of trading of the common stock of the Toyota ADS, the price of the Toyota ADS has experienced significant fluctuations. The historical performance of the Toyota ADS should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the Toyota ADS during the term of the notes. We cannot give you assurance that the performance of the Toyota ADS will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Toyota will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Toyota ADS.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-9

U.S. Bancorp

According to its publicly available filings with the SEC, U.S. Bancorp is a multi-state financial services holding company. The common stock of U.S. Bancorp, par value $0.01 per share, is listed on New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of U.S. Bancorp in the accompanying product supplement no. 159-A-I. U.S. Bancorp’s SEC file number is 001-06880.

Historical Information of the Common Stock of U.S. Bancorp

The following graph sets forth the historical performance of the common stock of U.S. Bancorp based on the weekly closing price (in U.S. dollars) of the common stock of U.S. Bancorp from January 7, 2005 through January 29, 2010. The closing price of the common stock of U.S. Bancorp on February 4, 2010 was $23.65. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of the common stock of U.S. Bancorp, the price of the common stock of U.S. Bancorp has experienced significant fluctuations. The historical performance of the common stock of U.S. Bancorp should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of U.S. Bancorp during the term of the Notes. We cannot give you assurance that the performance of the common stock of U.S. Bancorp will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that U.S. Bancorp will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of U.S. Bancorp.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-10

Examples of Hypothetical Payment at Maturity Attributable to a Hypothetical Reference Stock for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity attributable to a hypothetical Reference Stock on a $1,000 investment in the notes, based on a range of lowest closing prices during the Monitoring Period as set forth in the column titled “Hypothetical lowest closing price during the Monitoring Period” and on a range of hypothetical Final Share Prices for the hypothetical Reference Stock as set forth in the column titled “Hypothetical Final Share Price.” The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity attributable to the hypothetical Reference Stock, we have also assumed the following:

• the Initial Share Price:	$100.00	• the Protection Amount (in U.S. dollars):	$30.00
• the Interest Rate:	6.9375% (equivalent to 9.25% per annum)	• the Protection Amount:	30.00%

Hypothetical lowest closing price during the Monitoring Period	Hypothetical lowest closing price expressed as a percentage of Initial Share Price during the Monitoring Period	Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	Payment at Maturity Attributable to the Hypothetical Reference Stock	Total Value of Payment Received at Maturity Attributable to the Hypothetical Reference Stock**

$100.00	100%	$200.00	200%	$200.00	$200.00

$50.00	50%	$105.00	105%	$200.00	$200.00

$100.00	100%	$100.00	100%	$200.00	$200.00

$70.00	70%	$70.00	70%	$200.00	$200.00

$50.00	50%	$95.00	95%	2 shares of the hypothetical Reference Stock or the Cash Value thereof	$190.00

$50.00	50%	$50.00	50%	2 shares of the hypothetical Reference Stock or the Cash Value thereof	$100.00

$25.00	25%	$25.00	25%	2 shares of the hypothetical Reference Stock or the Cash Value thereof	$50.00

$0.00	0%	$0.00	0%	2 shares of the hypothetical Reference Stock or the Cash Value thereof	$0.00

** Note that you will receive at maturity, any accrued and unpaid interest in cash, in addition to either shares of the hypothetical Reference Stock (or, at our election, the Cash Value thereof) or $200 in cash. Also note that if you receive the Physical Delivery Amount for such hypothetical Reference Stock, the total value of payment received at maturity attributable to such hypothetical Reference Stock shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity attributable to the hypothetical Reference Stock set forth in the table above are calculated.

Example 1: The lowest closing price of the hypothetical Reference Stock during the Monitoring Period was $70.00 and the Final Share Price is $70.00. Because the closing price of the Reference Stock did not decline by more than the Protection Amount on any day during the Monitoring Period, you will receive a payment at maturity attributable to the hypothetical Reference Stock of $200.00 per $1,000 principal amount note, even though the Final Share Price of $70.00 is less than the Initial Share Price of $100.00.

Example 2: The lowest closing price of the hypothetical Reference Stock during the Monitoring Period was $50.00 and the Final Share Price is $105.00. Even though the closing price of the Reference Stock declined by more than the Protection Amount on at least one day during the Monitoring Period, because the Final Share Price of $105.00 is not less than the Initial Share Price of $100.00, you will receive a payment at maturity attributable to the hypothetical Reference Stock of $200.00 per $1,000 principal amount note.

Example 3: The lowest closing price of the hypothetical Reference Stock during the Monitoring Period was $50.00 and the Final Share Price is $95.00. Because the closing price of the Reference Stock declined by more than the Protection Amount on at least one day during the Monitoring Period and the Final Share Price of $95.00 is less than the Initial Share Price of $100.00, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $95.00, the total value of your payment at maturity attributable to the hypothetical Reference Stock, whether in cash or shares of the Reference Stock, is $190.00 per $1,000 principal amount note.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-11

Example 4: The closing price of the hypothetical Reference Stock did not decline, as compared with the Initial Share Price, by more than the Protection Amount on any day during the Monitoring Period prior to the Observation Date. However, the closing price of the Reference Stock on the Observation Date is $50.00, a decline of more than the Protection Amount.

Because the closing price of the Reference Stock declined by more than the Protection Amount on at least one day during the Monitoring Period (the Observation Date) and the Final Share Price of $50.00 is less than the Initial Share Price of $100.00, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $50.00, the total value of your payment at maturity attributable to the hypothetical Reference Stock, whether in cash or shares of the Reference Stock, is $100.00 per $1,000 principal amount note.

Because the closing price of each actual Reference Stock may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity with respect to each actual Reference Stock. The table and examples of hypothetical calculations of payment at maturity with respect to a hypothetical Reference Stock above are intended to illustrate how the amount payable at maturity with respect to a Reference Stock will depend on whether the closing price of the applicable Reference Stock has declined from its Initial Share Price by more than its Protection Amount on any day during the Monitoring Period and or how much the Final Share Price of the applicable Reference Stock has declined from its Initial Share Price.  The table and examples above are not intended to be representative of the actual payments that you may receive on an investment in the notes with respect to a particular Reference Stock. Your actual payment at maturity with respect to a particular Reference Stock, whether in the form of a cash payment equal to $1,000 x the applicable Stock Weighting (or $200) or a number of shares of the applicable Reference Stock, or the Cash Value thereof, may differ materially from the hypothetical payments set forth above, depending on the actual Initial Share Price, Final Share Price and Protection Amount for the applicable Reference Stock.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-12